Exhibit 99.1

Consent of Deutsche Bank Securities Inc.

     We hereby consent to the inclusion in the Registration Statement on Form S-4 of Harrah’s Entertainment, Inc. relating to the proposed merger involving Harrah’s Entertainment, Inc. and Caesars Entertainment, Inc. of our opinion letter appearing as Annex B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4, and to the use of our name under the captions “SUMMARY – Opinions of Financial Advisors – Harrah’s”, “THE MERGER – Background of the Merger”, “THE MERGER — Recommendation of the Harrah’s Board of Directors and Its Reasons for the Merger”, and “THE MERGER - Opinion of Harrah’s Financial Advisor”, therein.

     In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules adopted thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement on Form S-4 within the meaning of the Securities Act of 1933, as amended, or the rules adopted thereunder.

/s/ Deutsche Bank Securities Inc.

Deutsche Bank Securities Inc.

New York, New York
October 18, 2004